EXHIBIT 1.2

Pricing Agreement

NatWest Markets Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

As Representatives of the several
Underwriters named in Schedule I hereto,	June 20, 2018

Ladies and Gentlemen:

The Royal Bank of Scotland Group plc, a public limited company incorporated under the laws of, and registered in, Scotland (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated June 20, 2018 (the “Underwriting Agreement”) among the Company on the one hand and the several Underwriters on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), or to purchasers procured by them, the securities specified in Schedule II hereto (the “Notes”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Disclosure Package and/or the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Disclosure Package and/or the Prospectus (each as therein defined), as the case may be, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Disclosure Package and/or the Prospectus (as amended or supplemented), as the case may be, relating to the Notes which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of themselves and on behalf of each of the Underwriters of the Notes pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein (including Schedules I and II hereto) and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, or to purchasers procured by them, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, or to procure purchasers to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

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Very truly yours,

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Justin Fox
Name: Justin Fox
Title: Managing Director

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Accepted as of the date hereof:

NatWest Markets Securities Inc.

By:	/s/ Rene Mijne
Name: Rene Mijne
Title: Director

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:	/s/ Robert J. Little
Name: Robert J. Little
Title: Managing Director

For themselves and as Representatives of the several Underwriters

SCHEDULE I

		Principal Amount of Fixed/Floating Rate Notes to be Purchased	Principal Amount of Floating Rate Notes to be Purchased

NatWest Markets Securities Inc.		$250,000,000	$150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		$250,000,000	$150,000,000
Citigroup Global Markets Inc.		$250,000,000	$150,000,000
Goldman Sachs & Co. LLC		$250,000,000	$150,000,000
Wells Fargo Securities, LLC		$250,000,000	$150,000,000

	Total:	$1,250,000,000	$750,000,000

SCHEDULE II

Capitalized terms used herein, unless otherwise stated, shall have the meaning set forth in the Underwriting Agreement.

Title of Notes:

4.519% Fixed Rate/Floating Rate Notes due 2024 (the “Fixed/Floating Rate Notes”)

Floating Rate Notes due 2024 (the “Floating Rate Notes”)

Aggregate principal amount of Notes:

$1,250,000,000 principal amount of the Fixed/Floating Rate Notes

$750,000,000 principal amount of the Floating Rate Notes

Price to Public:

100.000% of the principal amount of the Fixed/Floating Rate Notes

100.000% of the principal amount of the Floating Rate Notes

Purchase Price by Underwriters:

99.750% of the principal amount of the Fixed/Floating Rate Notes

99.750% of the principal amount of the Floating Rate Notes

Underwriting Commission:

0.250% for the Fixed/Floating Rate Notes

0.250% for the Floating Rate Notes

Form of Securities:

Book-entry only form represented by one or more global notes deposited with a custodian for DTC, Euroclear Bank SA/NV and Clearstream Banking, société anonyme, as the case may be.

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Applicable time:

4:55 p.m. (New York time), June 20, 2018

Time of Delivery:

9:30 a.m. (New York time), June 25, 2018

Indenture:

Amended and Restated Indenture dated as of December 13, 2017, between the Company and The Bank of New York Mellon, acting through its London Branch, as Trustee, and one or several supplemental indentures to be dated on or around June 25, 2018.

Maturity Date:

June 25, 2024 for the Fixed/Floating Rate Notes

June 25, 2024 for the Floating Rate Notes

Interest Rate:

For the Fixed/Floating Rate Notes:

-	from (and including) June 25, 2018, to (but excluding) June 25, 2023, 4.519% per annum; and

-	from (and including) June 25, 2023 to (but excluding) maturity, three-month U.S. dollar LIBOR as determined on the applicable Fixed/Floating Rate Notes Interest Determination Date, plus 1.550% per annum accruing from June 25, 2023, to (but excluding) maturity, which interest rate will be reset quarterly on each Fixed/Floating Rate Notes Interest Reset Date.

For the Floating Rate Notes, three-month U.S. dollar LIBOR, as determined on the applicable Floating Rate Notes Interest Determination Date, plus 1.550% per annum, accruing from June 25, 2018, to (but excluding) maturity, which interest rate will be reset quarterly on each Floating Rate Notes Interest Reset Date.

Interest Payment Dates:

For the Fixed/Floating Rate Notes:

-	from (and including) June 25, 2018, to (but excluding) June 25, 2023, interest will be paid on June 25 and December 25 of each year, commencing on December 25, 2018, to (and including) June 25, 2023; and

-	from (and including) June 25, 2023 to (but excluding) maturity, interest will be paid on September 25, 2023, December 25, 2023, March 25, 2024 and June 25, 2024, commencing on September 25, 2023, to (and including) maturity.

For the Floating Rate Notes, interest will be paid on September 25, December 25, March 25 and June 25 of each year, commencing on September 25, 2018 and ending on maturity.

Interest Record Dates:

For the Fixed/Floating Rate Notes:

-	from (and including) June 25, 2018, to (but excluding) June 25, 2023, interest will be paid to holders of record of each Fixed/Floating Rate Note in respect of the principal amount thereof outstanding as of the 15th calendar day immediately preceding the Fixed/Floating Rate Notes Fixed Rate Period Interest Payment Dates, whether or not such day is a Business Day; and

-	from (and including) June 25, 2023 to (but excluding) maturity, interest will be paid to holders of record of each Fixed/Floating Rate Note in respect of the principal amount thereof outstanding as of the 15th calendar day immediately preceding the Fixed/Floating Rate Notes Floating Rate Period Interest Payment Dates, whether or not such day is a Business Day.

For the Floating Rate Notes, interest will be paid to holders of record of each Floating Rate Note in respect of the principal amount thereof outstanding as of the 15th calendar day immediately preceding the Floating Rate Notes Interest Payment Dates, whether or not such day is a Business Day.

Interest Rate Reset Dates:

For the Fixed/Floating Rate Notes, from (and including) June 25, 2023 to (but excluding) the maturity date or redemption date, interest will be reset on June 25, 2023, September 25, 2023, December 25, 2023 and March 25, 2024, commencing on June 25, 2023.

For the Floating Rate Notes, interest will be reset on September 25, December 25, March 25 and June 25 of each year, commencing on September 25, 2018.

Redemption Provisions:

Each series of Notes may be redeemed as described in the Prospectus.

U.K. Bail-In Power:

The Notes may be subject to the U.K. bail-in power as described in the Prospectus.

Sinking Fund Provisions:

No sinking fund provisions.

Closing location for delivery of Notes:

Offices of Davis Polk & Wardwell London LLP, 5 Aldermanbury Square
London EC2V 7HR, United Kingdom

Names and addresses of Representatives:

Designated Representatives:            NatWest Markets Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Address for Notices:                         600 Washington Boulevard

Stamford, CT 06901

United States of America

50 Rockefeller Plaza

NY1-050-12-02, New York

New York 10020,

Attention: High Grade Transaction Management/Legal

CUSIP:

780097 BJ9 for the Fixed/Floating Rate Notes

780097 BH3 for the Floating Rate Notes

ISIN:

US780097BJ90 for the Fixed/Floating Rate Notes

US780097BH35 for the Floating Rate Notes

Stock Exchange Listing:

The Company intends to apply to list each series of Notes on the New York Stock Exchange in accordance with its rules.

Other Terms:

The Notes will have additional terms as more fully described in the Disclosure Package and the Prospectus and shall be governed by the Indenture.